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                                                                     EXHIBIT 3.8

                                                                PAGE 1

                                STATE OF DELAWARE
                        OFFICE OF THE SECRETARY OF STATE
                      ------------------------------------


         I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "APACHE CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF AUGUST, A.D. 1998, AT 1:00 O'CLOCK P.M.

         A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


                                             /s/ EDWARD J. FREEL
                                             ----------------------------------
                                             Edward J. Freel, Secretary of State

                                     [SEAL]
0482215  8100                                AUTHENTICATION:        9267715
981330420                                              DATE:        08-24-98



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                            CERTIFICATE OF CORRECTION
                        FILED TO CORRECT A CERTAIN ERROR
                                       IN
               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                   5.68% CUMULATIVE PREFERRED STOCK, SERIES B
                                       OF
                               APACHE CORPORATION

            FILED IN THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE
                               ON AUGUST 21, 1998


Apache Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

         1.       The name of the corporation is Apache Corporation.

         2. That a Certificate of Designations, Preferences and Rights was filed with the Secretary of State of Delaware on August 21, 1998, and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

         3. The inaccuracy or defect of said Certificate to be corrected is as follows: In the preamble of said Certificate, the date of the unanimous written consent of the Committee of the Board of Directors adopting the resolutions that created the 5.68% Cumulative Preferred Stock, Series B of Apache Corporation, is stated as being August 25, 1998. The correct date of such written consent of the Committee is August 20, 1998.

         4. As corrected the preamble of said Certificate reads as follows:

         "Apache Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DOES HEREBY
         CERTIFY:

         That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, which authorizes the issuance by the Corporation of up to five million (5,000,000) shares of no par value preferred stock, which authority was delegated by the Board of Directors to a committee of the Board of Directors (the "Committee") pursuant to resolutions adopted by unanimous written consent dated June 18, 1998, the Committee by unanimous written consent dated August 20, 1998, adopted the following resolution creating and providing for the issuance of a series of preferred stock of the Corporation:"


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IN WITNESS WHEREOF, said Apache Corporation has caused this Certificate of
Correction to be signed by Cheri L. Peper, its Corporate Secretary, this 24th day of August, 1998.



                                        APACHE CORPORATION



                                        By:  /s/ CHERI L. PEPER
                                             ---------------------------------
                                             Cheri L. Peper
                                             Corporate Secretary


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